EXHIBIT 10(d)20

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

GULF POWER COMPANY

Effective as of March 1, 2006, the following are the annual base salaries of the Chief Executive Officer and certain other executive officers of Gulf Power Company (the “Company”).

Susan N. Story President and Chief Executive Officer	$352,544
Francis M. Fisher, Jr. Vice President	$237,627
Ronnie R. Labrato Vice President and Chief Financial Officer	$200,761
P. Bernard Jacob Vice President	$221,435
Penny M. Manuel Vice President	$179,354

Gene L. Ussery, Jr., Vice President of Georgia Power Company, served as Vice President of the Company until February 21, 2005. Mr. Ussery’s annual base salary for the year ended December 31, 2005 was $256,798.